CONSULTING, CONFIDENTIALITY AND RESTRICTIVE COVENANTS AGREEMENT

This *Consulting, Confidentiality and Restrictive Covenants Agreement* (this "Agreement") dated May 20, 2016 is by and between AmericaTowne, Inc., a Delaware corporation, whose address is 4700 Homewood Court, Suite 100 in Raleigh, North Carolina 27609 (the "Client"), and Andre Chaslin whose address is 4605 Tollington Drive in Raleigh, North Carolina 27604 (the "Contractor").

WHEREAS, the Client plans to develop a state of the art International Trade Center Complex designed to support its export and international trade program and its export trade platform (hereinafter referred to as the "Trade Center Complex"). The Client expects the price of the Trade Center Complex to range between $2,000,000 and $4,000,000.

WHEREAS, the Contractor has represented that he has the necessary qualifications, experience and abilities to provide services to the Client in furthering its planning, development and construction of the Trade Center Complex.

WHEREAS, the Contractor is agreeable to providing such services to the Client on the terms and conditions set out in this Agreement.

WHEREAS, the Contractor and Client are parties to an unrelated agreement, and no provision herein is intended to amend, modify or merge that unrelated agreement with this Agreement in any respect.

THEREFORE, IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Contractor (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

1. <u>Services Provided</u>. The Client hereby agrees to engage the Contractor to provide the Client with services (the "Services") consisting of:

(a) The design and development of the Trade Center Complex in the Raleigh, Durham, Chapel Hill or similar area in North Carolina using the specifications mandated by the Client. The Trade Center Complex is intended to house the Client's export and import operations, exporters in the Client's trading program, facilities for warehousing and education and training geared toward international trade. Additionally, the Client has requested that the Trade Center Complex house conference and training facilities, as well as facilities to accommodate visiting exporters and trading businesses from China, Africa, and other international locations. Where practical, the Trade Center Complex will also provide for space to house commercial tenants and other businesses that may be supported by the local area. The Consultant agrees to provide consulting services and establishing relationships that will lead to the building of the Trade Center Complex.

(b) The Contractor is responsible for working with local government agencies, where appropriate, selecting appropriate real estate professionals, and identifying and recommending a suitable location for the Trade Center Agreement.

(c) The Contractor agrees to be responsible for facilitating the Client's acquisition of the land, if required, for the Trade Center Complex; however, the Client shall be the final arbiter on whether the recommended parcel of land by Contractor is suitable for the Trade Center Complex.

(d) The Contractor will recommend and facilitate introductions and meetings between suitable architectural firms and the Client to design the Trade Center Complex, and to recommend a suitable general contractor to the Client, and other workers, suppliers and trades to build the Trade Center Complex. The Contractor will also coordinate with the Client meetings with officials of the Research Triangle in Raleigh/Durham, North Carolina, and community government officials to help secure the appropriate support for the development of the Trade Center Complex.

(e) The Contractor agrees to provide weekly reports covering the status of the Trade Center Complex project, and any other information reasonably requested by the Client associated with the Services.

(f) The Contractor agrees to make recommendations for the hiring of companies and individuals to achieve the objectives in this Agreement. The Client will make the final decisions on who is hired by the Consultant to provide the Services; however, the Consultant shall remain responsible for any and all employees, subcontractors or associates working on his behalf under this Agreement. The Client will make the final decisions on site and or land recommended by the Contractor, and the architectural design, all amenities and furnishings of the Trade Center Complex, and other items involving design, construction, tenant occupancy and other requirements of the Client. The Contractor agrees to exercise commercial good faith in communicating and coordinating the Services with the Client's management and designees.

(g) Any other tasks which the parties may agree on in writing.

2. <u>Term of Agreement</u>. The term of this Agreement (the "Term") will begin on the date of this Agreement and will remain in full force and effect until the completion of the Services, which shall be defined as final construction and occupancy of the Trade Center Complex by the Client, subject to earlier termination as provided below. The Term of this Agreement may be extended by mutual written agreement of the Parties. This Agreement shall terminate upon the earlier of (a) written agreement of the Parties, or (b) default by Consultant of the Services and the failure of the Consultant to cure the default upon receipt of written notice by the Client reasonably setting forth the alleged default and the measures needed to cure.

3. Performance. The Parties agree to work in good faith and engage in commercial fair dealing to perform their respective duties herein.

4. Compensation. For the services rendered by the Contractor as required by this Agreement, the Client will provide compensation (the "Compensation") to the Contractor for the flat fee of $20,000.00 (USD). The Client may at its sole discretion exchange other assets or items of value for payments due. The Contractor shall be paid $10,000 upon mutual execution of this Agreement, and $10,000 upon completion of the Services, as defined above. The Compensation as stated in this Agreement does not include sales tax, or other applicable duties as may be required by law. Any sales tax and duties required by law will be charged to the Client in addition to the compensation.

5. Return of Property. Upon the expiration or termination of this Agreement, the Contractor will return to the Client any property, documentation, records, or "Confidential Information," which is the property of the Client. "Confidential Information" is defined as all information concerning the Client which has been or is furnished to the Contractor, or his advisors, attorneys or accountants, either orally or in writing, in connection with the Trade Center Complex, including, without limitation, the Client's business, financial conditions, operations, assets and liabilities, development opportunities, including all notes, analyses, compilations, studies, interpretations or other documents prepared by the Client which contains, or is based upon, in whole or in part, the information furnished by the Client to the Contractor hereunder, and produced in good faith and using all best efforts.

6. Independent Contractor and Restrictive Covenants. In providing the Services under this Agreement, the Contractor expressly agrees that he is acting as an independent contractor to the Client, and not as an employee. The Contractor and the Client acknowledge that this Agreement does not create a partnership or joint venture, and is exclusively an agreement for services rendered for the benefit of the Client with any and all work product stemming from the Services belonging solely to the Client. The Contractor agrees not to circumvent this Agreement and/or interfere, at any time, whether during or after termination of this Agreement, in the Client's development of the Trade Center Complex, and further agrees not to compete against or solicit any of the Client's employees, vendors, contractors or other third-parties associated with the Trade Center Complex during the contractor's performance of the Services and for two (2) years after termination of this Agreement. The Contractor agrees not to contact any persons or entities introduced to Contractor after termination of this Agreement if such communications deal, in any manner, with the Trade Center Complex. By executing this Agreement, the Contractor agrees that these restrictions are fair and reasonable, and intended to protect the Client's legitimate business interests.

7. Notices. All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties of this Agreement as follows (or to such other address as any Party may from time to time notify the other):

a. AmericaTowne, Inc.
4700 Homewood Court
Suite 100
Raleigh, North Carolina 27609

b. Andre Chaslin
4605 Tollington Drive
Raleigh, North Carolina 27604

8. Indemnification. Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, stockholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, stockholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

9. Legal Expenses. In the event that legal action is brought to enforce or interpret any term of this Agreement, the prevailing Party will be entitled to recover, in addition to any other damages or award, all reasonable legal costs and fees associated with the action.

10. Modification of Agreement. Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

11. Time of the Essence. Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

12. Assignment. The Contractor will not voluntarily or by operation of law assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

13. Entire Agreement. It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

14. Assignees. This Agreement will inure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators, successors and permitted assigns. Notwithstanding, the Contractor's performance of the Services herein are not assignable absent written approval by the Client, which shall not be unreasonably withheld.

15. Titles/Headings. Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

16. Governing Law. It is the intention of the Parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of North Carolina, without regard to the jurisdiction in which any action or special proceeding may be instituted.

17. Severability. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

18. Waiver. The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

19. Counterparts; Electronic or Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile and or other electronic transmission and shall be binding upon the parties hereto so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties hereto following the applicable transmission; provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 20th day of May, 2016.

AMERICATOWNE

By [signature] Date: May 20, 2016

Alton Perkins, CEO

CONTRACTOR

By Andre Chaslin
Andre Chaslin (May 20, 2016) Date: May 20, 2016

Andre Chaslin



Andre - AT Trade Center Complex Agreement

Adobe Sign Document History 05/20/2016

Created:	05/20/2016
By:	Alton Perkins (ap@americatowne.com)
Status:	SIGNED
Transaction ID:	CBJCHBCAABAA3lJTvlx3FjfmvJvDBTxZtplthklQ71lw

"Andre - AT Trade Center Complex Agreement" History

Document created by Alton Perkins (ap@americatowne.com)
05/20/2016 - 6:08:07 PDT - IP address: 71.70.144.82

Document e-signed by Alton Perkins (ap@americatowne.com)
Signature Date: 05/20/2016 - 6:09:27 PDT - Time Source: server - IP address: 71.70.144.82

Document emailed to Andre Chaslin (achaslin9@gmail.com) for signature
05/20/2016 - 6:09:27 PDT

Document viewed by Andre Chaslin (achaslin9@gmail.com)
05/20/2016 - 8:42:33 PDT - IP address: 107.13.109.179

Document e-signed by Andre Chaslin (achaslin9@gmail.com)
Signature Date: 05/20/2016 - 1:38:47 PDT - Time Source: server - IP address: 107.13.109.179

Signed document emailed to tmp@americatowne.com, Andre Chaslin (achaslin9@gmail.com) and Alton Perkins (ap@americatowne.com)
05/20/2016 - 1:38:47 PDT